State of Delaware
Secretary of State
Division of Corporations
Delivered 10:45 AM 02/03/2010
FILED 10:45 AM 02/03/2010
SRV 100102612 - 4277102 FILE

**CERTIFICATE of AMENDMENT of**
**CERTIFICATE of INCORPORATION of**
**ELECTRIC CAR COMPANY, INC.**

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

**FIRST:** That at a meeting of the Board of Directors of **ELECTRIC CAR COMPANY, INC.** (the "Corporation"), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable:

> RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FOURTH of the Certificate of Incorporation are amended to read as follows:
>
> > FOURTH: The number of shares authorized by the Corporation shall be 5,010,000,000 (Five Billion Ten Million), consisting of 5,000,000,000 (Five Billion) shares of common stock, par value of $0.001 and 10,000,000 (Ten Million) shares of preferred stock, par value of $0.001 per shares.

**SECOND:** That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

**THIRD:** That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Gary Spaniak, this 23rd Day of January, 2010.

Gary Spaniak,
Authorized Officer